Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155475

PROSPECTUS

CenterPoint Energy, Inc.

Investor’s Choice Plan
3,500,000 Shares of Common Stock

We are offering our shareholders and other interested investors an opportunity to purchase shares of our common stock directly from us through participation in our Investor’s Choice Plan, which we refer to in this prospectus as the “plan.” The plan offers a number of convenient options for investing in shares of our common stock. Once enrolled in the plan, participants may:

•	purchase their first shares of our common stock by making an initial cash investment of at least $250 for first-time investors in CenterPoint Energy or $50 for current holders of our common stock,

•	purchase additional shares of our common stock by making optional cash payments at any time of at least $50 each and up to a maximum of $120,000 per calendar year,

•	elect to reinvest a minimum of 10% to a maximum of 100% of cash dividends that we may pay in the future on our common stock in additional shares of our common stock, and

•	sell shares of our common stock that they hold in the plan directly through the plan.

Shares of our common stock will be purchased under the plan, at our option, from newly issued shares, shares held in our treasury or shares purchased on the open market. Any open market purchases will be made through an independent agent that we will select. In some jurisdictions, we are offering shares of our common stock under the plan only through a registered broker/dealer to persons who are not presently record holders of our common stock.

Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “CNP.” Our principal executive offices are located at 1111 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 207-1111.

This prospectus contains a summary of the material provisions of the plan. You should retain this prospectus for future reference.

Investing in our securities involves risk.  See “Risk Factors” on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December 31, 2010.

About This Prospectus

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Using this process, we may offer up to 3,500,000 shares of our common stock under our Investor’s Choice Plan. This prospectus provides you with a description of the material provisions of the plan. Before you invest, you should carefully read this prospectus and the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

References in this prospectus to the terms “we,” “us,” “CenterPoint Energy” or other similar terms mean CenterPoint Energy, Inc., unless the context clearly indicates otherwise.

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Where You Can Find More Information

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s Internet site located at http://www.sec.gov . You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus, which includes information incorporated by reference (see “Incorporation by Reference” below), is part of a registration statement we have filed with the SEC relating to our common stock. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and the schedules for more information about us and our common stock. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

Incorporation by Reference

We are “incorporating by reference” into this prospectus certain information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus (but not information deemed to be furnished to and not filed with the SEC) will automatically update and supersede information previously included.

We are incorporating by reference into this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until all the common stock is sold:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010;

•	our Current Reports on Form 8-K filed on January 26, 2010, February 9, 2010, March 26, 2010, April 28, 2010, June 8, 2010 and June 15, 2010; and

•	the description of our common stock (including the related preferred share purchase rights) contained in our Current Report on Form 8-K filed on June 8, 2010, as we may update that description from time to time.

You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at the following address:

CenterPoint Energy, Inc.
Attn: Investor Relations
P.O. Box 4567
Houston, Texas 77210-4567
(713) 207-6500

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About CenterPoint Energy, Inc.

We are a public utility holding company. Our operating subsidiaries own and operate electric transmission and distribution facilities, natural gas distribution facilities, interstate pipelines and natural gas gathering, processing and treating facilities. As of the date of this prospectus, our principal indirect wholly owned subsidiaries include:

•	CenterPoint Energy Houston Electric, LLC (CenterPoint Houston), which engages in the electric transmission and distribution business in a 5,000-square mile area of the Texas Gulf Coast that includes the city of Houston; and

•	CenterPoint Energy Resources Corp. (CERC Corp.), which owns and operates natural gas distribution systems in six states. Subsidiaries of CERC Corp. own interstate natural gas pipelines and gas gathering systems and provide various ancillary services. A wholly owned subsidiary of CERC Corp. offers variable and fixed-price physical natural gas supplies primarily to commercial and industrial customers and electric and gas utilities.

Our principal executive offices are located at 1111 Louisiana, Houston, Texas 77002 (telephone number: (713) 207-1111).

Risk Factors

Our businesses are influenced by many factors that are difficult to predict and that involve uncertainties that may materially affect actual operating results, cash flows and financial condition. These risk factors include those described as such in the documents that are incorporated by reference in this prospectus (which risk factors are incorporated herein by reference), and could include additional uncertainties not presently known to us or that we currently do not consider material. Before making an investment decision, you should carefully consider these risks as well as any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.

Cautionary Statement Regarding Forward-Looking Information

In this prospectus, including the information we incorporate by reference, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or other similar words. We use the terms “we” and “our” in this section to mean CenterPoint Energy, Inc. and its subsidiaries.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

The following are some of the factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements:

•	the resolution of CenterPoint Houston’s true-up proceedings, including, in particular, the results of appeals to the Texas Supreme Court regarding rulings obtained to date;

•	state and federal legislative and regulatory actions or developments relating to the environment, including those related to global climate change;

•	other state and federal legislative and regulatory actions or developments affecting various aspects of our business, including, among others, energy deregulation or re-regulation, health care reform and financial reform;

•	timely and appropriate rate actions and increases, allowing recovery of costs and a reasonable return on investment, including, without limitation, the outcome of the application to change rates submitted to the Public Utility Commission of Texas by CenterPoint Houston in June 2010;

•	the timing and outcome of any audits, disputes and other proceedings related to taxes;

•	problems with construction, implementation of necessary technology or other issues with respect to major capital projects that result in delays or in cost overruns that cannot be recouped in rates;

•	industrial, commercial and residential growth rates in our service territory and changes in market demand, including the effects of energy efficiency measures, and demographic patterns;

•	the timing and extent of changes in commodity prices, particularly natural gas and natural gas liquids;

•	the timing and extent of changes in the supply of natural gas, including supplies available for gathering by our field services business and transport by our interstate pipelines;

•	the timing and extent of changes in natural gas basis differentials;

•	weather variations and other natural phenomena;

•	the impact of unplanned facility outages;

•	timely and appropriate regulatory actions allowing securitizations or other recovery of costs associated with any future hurricanes or natural disasters;

•	changes in interest rates or rates of inflation;

•	commercial bank and financial market conditions, our access to capital, the cost of such capital, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets;

•	actions by rating agencies;

•	effectiveness of our risk management activities;

•	inability of various counterparties to meet their obligations to us;

•	non-payment for our services due to financial distress of our customers;

•	the ability of GenOn Energy, Inc. (formerly known as RRI Energy, Inc., Reliant Energy, Inc. and Reliant Resources, Inc.) and its subsidiaries to satisfy their other obligations to us, including indemnity obligations, or in connection with the contractual arrangements pursuant to which we are their guarantor;

•	the ability of retail electric providers, and particularly the two largest customers of CenterPoint Houston, which are subsidiaries of NRG Retail LLC and TXU Energy Retail Company LLC, to satisfy their obligations to us and our subsidiaries;

•	the outcome of litigation brought by or against us;

•	our ability to control costs;

•	the investment performance of our pension and postretirement benefit plans;

•	our potential business strategies, including restructurings, acquisitions or dispositions of assets or businesses, which we cannot assure will be completed or will have the anticipated benefits to us;

•	acquisition and merger activities involving us or our competitors; and

•	other factors we discuss in “Risk Factors” in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 and other reports we file from time to time with the SEC that are incorporated by reference.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement.

Use of Proceeds

We may satisfy purchases of our common stock under the plan by:

•	issuing authorized but unissued shares of our common stock;

•	issuing shares of our common stock held in our treasury; or

•	purchasing shares of our common stock in the open market.

Accordingly, the number of newly issued or treasury shares, if any, that we will ultimately sell under the plan is not currently known. We anticipate using any net proceeds from newly issued or treasury shares purchased by participants under the plan for general corporate purposes. These purposes may include, but are not limited to:

•	working capital,

•	capital expenditures,

•	acquisitions,

•	the repayment or refinancing of debt, and

•	loans or advances to subsidiaries.

We will not receive any proceeds when shares of our common stock are purchased under the plan in the open market.

Our Investor’s Choice Plan

Purpose

The purpose of the plan is to provide our existing and potential investors a convenient way to purchase shares of our common stock and to reinvest all or a portion (but not less than 10%) of cash dividends paid on our common stock into additional shares of our common stock.

Key Features

•	Participation by First-Time Investors in CenterPoint Energy: First-time investors in CenterPoint Energy (i.e., investors who do not currently hold any shares of our common stock) may become participants by making a minimum initial cash investment of $250 to purchase shares of our common stock through the plan.

•	Participation by Holders of Common Stock: Current holders of our common stock may become participants by:

•	electing to have a minimum of 10% to a maximum of 100% of the cash dividends paid on each share of their common stock held in the plan reinvested in additional shares of our common stock,

•	making a minimum cash investment of $50 to purchase our common stock through the plan, or

•	depositing certificates representing shares of our common stock into the plan for safekeeping, provided that at least 10% of cash dividends paid on each share of our common stock held in the plan for a participant are reinvested in our common stock.

•	Additional Cash Investments: Participants may purchase shares of our common stock at any time, occasionally or at regular intervals, through the plan by making cash investments of at least $50 for any single investment up to an aggregate of cash investments of $120,000 per calendar year.

•	Investment Through Automatic Deductions: Participants may make cash investments through automatic deductions from predesignated bank or savings accounts on a regular monthly or quarterly basis.

•	Reinvestment: Participants are required to reinvest a minimum of 10% and may reinvest up to 100% of the cash dividends paid on each share of their common stock held in the plan.

•	Purchases in Whole Dollar Amounts: Participants can buy shares in whole dollar amounts, and their accounts are credited with appropriate whole and fractional shares.

•	Sales: Participants may sell shares of our common stock held in the plan directly through the plan.

•	Frequent Purchases and Sales: Purchase and sale orders will be processed at least once every five business days, and as often as every business day, when practicable.

•	Automatic Deposit of Dividends: Participants may receive common stock cash dividends not reinvested through the plan either by check or through automatic deposit to their bank account.

•	Safekeeping Service: Participants may deposit their common stock certificates into their plan accounts and receive regular statements showing cumulative account activity, provided that at least 10% of cash dividends paid on each share of our common stock held in the plan for a participant are reinvested in shares of our common stock.

•	Transfers of Common Stock: Participants may transfer shares of our common stock credited to their plan accounts to the account of another participant or transfer shares to any designated person or entity, without charge. We will provide holiday and other occasion gift cards without charge to accompany gifts.

•	Account Statements: We will mail quarterly statements to each participant showing all transactions completed during the year to date, the total number of shares of our common stock credited to the participant’s account and other relevant account information.

•	Stock Certificates: A participant may receive a stock certificate representing all or a portion of the shares of our common stock in the participant’s account at any time upon request.

Plan Summary

The following is a summary of the material provisions of the plan. This summary is not a complete description of all terms of the plan and is qualified in its entirety by reference to the plan. You should carefully review the summary below and the provisions of the plan that may be important to you before participating in the plan.

Administration

The plan is administered by the individual (who may be an employee of ours), bank, trust company or other entity, including us, whom we appoint from time to time to act as the administrator of the plan. As of the date of this prospectus, we are the administrator. The administrator administers the plan, receives cash from participants, holds participants’ shares of our common stock acquired under the plan, keeps records, sends statements of account activity to participants and performs other duties related to the plan. The administrator will forward funds that are to be used to purchase shares, and orders to sell shares, in the open market to an independent agent that we select and which is an “agent independent of the issuer,” as that term is defined under the Securities Exchange Act of 1934, as amended. We reserve the right to continue serving as the administrator or to appoint another qualified person or entity to serve in that capacity.

Participants may contact the administrator by writing, telephoning, or sending facsimiles to:

CenterPoint Energy, Inc.
Investor Services Department
P. O. Box 4505
Houston, Texas 77210-4505

Telephone toll-free (business days from 8:00 a.m. to 5:00 p.m., Central Time):

(800) 231-6406 nationally
(713) 207-3060 in Houston

Facsimile: (713) 207-3169

Eligibility

Any person or entity, whether or not a record holder of our common stock, is eligible to participate in the plan, provided that:

•	the person or entity fulfills the requirements of participation described below under “Enrollment Procedures,” and

•	in the case of citizens or residents of a country other than the United States, its territories and possessions, participation would not violate local laws applicable to us, the plan and the participant.

Enrollment Procedures

After being furnished with a copy of this prospectus, eligible applicants may join the plan by returning a completed and signed enrollment form to the administrator and choosing one of the following options:

•	making an initial cash investment in the plan to purchase shares of our common stock of at least $250 for applicants who are not registered holders of our common stock or $50 for applicants who are registered holders of our common stock,

•	electing to have a minimum of 10% up to a maximum of 100% of cash dividends paid on each share of our common stock held in the plan reinvested into additional shares of our common stock, or

•	depositing certificates representing shares of our common stock into the plan for safekeeping, provided that at least 10% of cash dividends paid on each share of our common stock held in the plan for a participant are reinvested in our common stock.

Applicants may obtain enrollment forms from the administrator upon written, facsimile or telephone request. Current registered holders of our common stock should sign their name(s) on the enrollment form exactly as they appear on the certificates representing their shares of our common stock.

A beneficial owner of our common stock registered in street name (i.e., the name of a bank, broker or trustee) may participate in the plan by:

•	directing the financial intermediary to transfer the common stock into the participant’s name, and

•	depositing transferred shares of our common stock into the plan for safekeeping and electing to reinvest cash dividends on transferred shares of our common stock in our common stock through the plan.

Alternatively, the beneficial owner may make arrangements with the financial intermediary who is the registered holder to participate in the plan on behalf of the beneficial owner.

To the extent required by applicable law in specified jurisdictions, including Alabama, Arizona, Arkansas, Delaware, Florida, Indiana, Maryland, Massachusetts, Mississippi, Montana, Nevada, New Hampshire, New Jersey, North Dakota, Puerto Rico, Rhode Island, Utah, Virginia, Washington, West Virginia and Wyoming, we are offering shares of common stock under the plan to persons who are not presently record holders of our common stock only through a registered broker/dealer in those jurisdictions.

An eligible applicant will become a participant as soon as practicable after the administrator has received and accepted a properly completed enrollment form.

Initial Cash Investments and Additional Cash Investments

Interested investors, whether or not registered holders of our common stock, may become participants by making an investment through the plan as described in this prospectus. To become a participant through a cash investment, an applicant who is not a registered holder of our common stock must include a minimum initial cash investment of $250 with a completed enrollment form, while an applicant who is a registered holder of our common stock must include a minimum initial cash investment of $50 with a completed enrollment form. Additional cash investments, which participants may make at their discretion, must be at least $50 for any single investment. However, cash investments in the aggregate, including both initial and additional cash investments, may not exceed $120,000 per account per calendar year. Participants may make cash investments by check or through automatic investing as described below under “Cash Investment Procedures.”

The administrator will make cash investments in our common stock beginning on the next investment date that is at least one business day after the administrator receives the funds and instructions. Cash investment funds, pending investment, will be credited to a participant’s account and held in a trust account that is separated from our other funds. Cash investments not invested for a participant within 30 days of receipt will be promptly returned to the participant. No interest will be paid on amounts held by the administrator pending investment. If a participant does not designate the level of reinvestment of cash dividends on shares of our common stock purchased by an initial cash investment or an additional cash investment, then such participant shall be treated as having elected to have 100% of the cash dividends paid on such shares of our common stock reinvested in our common stock until the administrator receives written instructions from such participant designating the level of reinvestment.

The administrator will return to a participant any cash investment that has not already been invested if it receives the participant’s request to stop investment at least two business days prior to the applicable investment date. However, no refund of a check or money order will be made until the administrator has collected funds. Accordingly, refunds may take three weeks or more to be remitted.

Cash Investment Procedures

Cash investments may be made by check or automatic deduction from predesignated bank accounts, as described below. Participants should never send cash for an investment.

Investment by Check.  Cash investments may be made by personal check or money order payable in U.S. dollars to CenterPoint Energy, Inc. Investor’s Choice Plan and mailed to the administrator. Initial cash investments should be accompanied by enrollment forms while additional cash investments should be accompanied by the stub attached to each statement of account or transaction advice sent to participants.

Automatic Investing.  Participants may make automatic monthly or quarterly investments of a specified amount, not less than $50 per purchase nor more than $120,000 per calendar year, by electronic automatic transfer of funds from a predesignated bank account.

To initiate automatic deductions, a participant must execute an automatic investing form that is available from the administrator and return it to the administrator, along with a voided check or deposit slip on the bank account from which funds are to be drawn. If the monthly investment option is chosen, automatic investing will begin on or about the 10th day of each month approximately 30 days after receipt of the authorization form. If the quarterly investment option is chosen, investments will begin on or about the 10th day of each March, June, September and December. In either case, automatic investing deductions will be made two business days before the investment date. A participant’s bank may charge the participant a returned check fee if the designated bank or savings account does not have sufficient funds to cover the authorized deduction.

Participants may change the amount of their automatic investment by notifying the administrator in writing or by facsimile of the new amount, and the change will take place approximately two weeks after the notice is received. Similarly, a participant may cancel automatic investing by instructing the administrator in writing or by facsimile. Cancellation will be effective approximately two weeks after the notice is received. To change a designated bank account, a participant must notify the administrator in writing at least 30 days before the change is to take effect and supply a voided check or deposit slip for the new account.

All cash investments are subject to collection by the administrator for full face value in U.S. funds. The method of delivery of any cash investment is at the election and risk of the investor and will be deemed received when actually received by the administrator.

Investment Dates

The plan’s “investment dates” occur at least once every five business days. However, purchases will be made every business day when deemed practicable by the administrator. A participant’s cash investment will generally be invested within five business days of receipt. For exceptions under specified circumstances involving open market purchases, see “Source and Price of Shares” below.

Dividend Payment Options

The plan requires that participants reinvest a minimum of 10% of cash dividends paid on each share of our common stock held in the plan in our common stock. With respect to cash dividends on shares of our common stock for which partial reinvestment is elected, the plan offers the option of direct deposit or check payment, as described below.

Reinvestment of Cash Dividends.  Participants are required to reinvest a minimum of 10% and may reinvest up to 100% of the cash dividends paid on each share of our common stock held (or to be held) in the plan by making the election on their initial enrollment forms or by delivering written or facsimile instructions to the administrator. Participants electing partial reinvestment of cash dividends must designate the specific percentage of cash dividends to be reinvested for each share of common stock held in the plan by such participant, which specified percentage is referred to as the partial reinvestment percentage. If a participant that has elected partial reinvestment does not specify the partial reinvestment percentage, then such participant shall be treated as having elected to have 100% of the cash dividends paid on each share of our common stock held by such participant in the plan reinvested in our common stock until the administrator receives written instructions from such participant designating the partial reinvestment percentage. If a participant does not designate the level of reinvestment of cash dividends on shares of our common stock purchased by an initial cash investment or an additional cash investment or deposited in the plan for safekeeping, then such participant shall be treated as having elected to have 100% of the cash dividends paid on such shares of our common stock reinvested in our common stock until the administrator receives written instructions from such participant designating the level of reinvestment. The amount reinvested will be reduced by any amount required to be withheld under any applicable tax or other statutes. Cash dividends not being reinvested will be sent to the participant by direct deposit or check, as appropriate.

A participant may change such participant’s prior reinvestment election from time to time by delivering a new enrollment form or written or facsimile instructions to the administrator. To be effective for a particular dividend payment, the administrator must receive instructions of such change on or before the record date of the dividend. The record date for common stock dividends is usually the 16th day of each February, May, August and November.

Dividends will be invested beginning either on the date of payment, if the payment date is an investment date, or on the first investment date following payment. Dividends not invested within 30 days of receipt will be returned promptly to the participant. Funds pending investment will be credited to a participant’s account and held in a trust account that will be separated from any of our other funds or monies. No interest will be paid on funds held by the administrator pending investment.

Direct Deposit of Dividends on Common Stock.  Through the plan’s direct deposit feature, a participant may elect to have any cash dividends on common stock not designated for reinvestment automatically deposited into a designated bank or savings account. The cash dividends will be deposited on the dividend payment date. Participants who wish to have dividends automatically deposited must execute a direct deposit authorization form that is available from the administrator and send it to the administrator, along with a voided check or deposit slip for the designated bank account.

The administrator must receive direct deposit authorization at least 30 days before an applicable common stock dividend payment date to be effective for that payment date. Participants can cancel direct deposit of dividends by notifying the administrator in writing or by facsimile. In order to be effective for an applicable dividend payment date, the administrator must receive the cancellation notice at least 30 days before that dividend payment date. To change a designated bank account for direct deposit of dividends, the administrator must receive written notice, accompanied by a voided check or deposit slip for the new bank account, at least 30 days before an applicable dividend payment date.

Check Payments of Dividends.  Cash dividends paid on shares of common stock held in the plan not designated for reinvestment or direct deposit will be paid by check to the participant. A check for the amount of funds payable will be sent through the mail so that it will reach the participant as close as possible to the dividend payment date.

Source and Price of Shares

To fulfill plan requirements, shares of our common stock will be, at our discretion, purchased either directly from us or on the open market by an independent agent. Shares purchased from us will be either authorized but unissued shares or shares held in our treasury. Purchases of our common stock under the plan are subject to such terms and conditions, including price and delivery, as the administrator may accept.

Purchases from CenterPoint Energy.  The price of our common stock purchased from us will be the average of the high and low sales price of our common stock reported on the New York Stock Exchange Composite Tape as published in The Wall Street Journal for the trading day immediately preceding the relevant investment date, and the purchase will be made on the investment date. In the event no trading is reported for the relevant trading day, we may determine the purchase price on the basis of market quotations we deem appropriate. No brokerage fee will be charged on shares acquired directly from us.

Open Market Purchases and Sales.  The price of our common stock purchased or sold on the open market will be the weighted average price of all shares purchased or sold, as the case may be, through the plan for the investment date. The weighted average price will be increased for brokerage fees and commissions, any related service charges and applicable taxes. As of the date of this prospectus, we do not expect the brokerage fees and commissions and related service charges to exceed $0.10 per share.

An independent agent will make purchases and sales of our common stock on the open market beginning on the relevant investment date. These purchases and sales will be completed not later than five days from that date, except where completion at a later date is necessary or advisable under any applicable laws or regulations. Funds not invested within 30 days of receipt will be returned promptly to participants. The independent agent will make purchases and sales on any securities exchange where shares of our common stock are traded, in the over-the-counter market, or by negotiated transactions. These purchases and sales may be subject to such terms and conditions regarding price, delivery and other terms as agreed to by the administrator. The independent agent will have sole authority to direct the time or price at which shares may be purchased or sold, the markets on which the shares are to be purchased or sold, and the selection of the broker or dealer, other than the independent agent, through or from whom purchases or sales are to be made.

The independent agent may commingle each participant’s funds with those of other participants for the purchases and sales of our common stock but will hold the funds at all times in a separate trust account apart from our funds.

The number of shares, including any fraction of a share rounded to three decimal places, of our common stock credited to a participant’s account for a particular investment date will be determined by dividing the total amount of cash dividends and/or cash investments to be invested for the participant on the investment date by the relevant purchase price per share. Dividend and voting rights will commence upon settlement, whether shares are purchased from us or on the open market.

Safekeeping Service

Participants may use the plan’s free safekeeping service at any time, provided that at least 10% of cash dividends paid on each share of our common stock held in the plan for a participant are reinvested in our common stock. Participants may deposit common stock into the plan by delivering the stock certificate(s) without endorsement to the administrator, along with written instructions designating the level of reinvestment of cash dividends on such shares of our common stock. If the delivery is by mail, we recommend that participants use properly insured, registered mail with return receipt requested. If a Participant does not designate the level of reinvestment of cash dividends on shares of our common stock deposited for safekeeping, then such participant shall be treated as having elected to have 100% of the cash dividends paid on such shares of our common stock reinvested in our common stock until the administrator receives written instructions from such participant designating the level of reinvestment. Shares deposited in the plan for safekeeping will be transferred into the name of the administrator or its nominee and credited to the participant’s account under the plan. Thereafter, the shares will be treated in the same manner as shares purchased through the plan. Because shares deposited for safekeeping are treated in the same manner as shares purchased through the plan, they may be efficiently and economically transferred or sold if the participant desires.

Sale of Common Stock

Participants may request the administrator to sell any number of whole shares held in their accounts at any time by written, telephone or facsimile instructions. Unless the request is received between the record date and the dividend payment date which is discussed in the following paragraph, as soon as practicable after receipt of the request, but within five business days, the administrator will instruct the independent agent to sell the shares. The independent agent will sell the shares as soon as practicable thereafter. Proceeds of the sale, less applicable brokerage fees and commissions and service charges and any applicable taxes, will be sent to the participant within five business days after the independent agent has completed the sale. The sales price will be determined in the same way as the price for shares of common stock purchased for participants on the open market. See “Source and Price of Shares” above.

If the administrator receives a request to sell shares between the record date and the dividend payment date, the dividends on those shares will be reinvested on the investment date and newly purchased shares will be credited to the participant’s account. If the request for sale does not include all shares in the participant’s account, the number of shares requested will be sold within five days after receipt of the request and the proceeds from the sale will be sent to the participant. Newly purchased shares will be retained in the participant’s account after the investment date. If the request for sale covers all shares in the participant’s account, the sale will be delayed until after the dividend payment date and all shares, including newly purchased shares, will be sold within five days after the investment date and the proceeds from the sale will be sent to the participant.

If a participant wishes to sell shares held in the participant’s account through a broker, the participant may request the administrator to issue a certificate for a specific number of whole shares by written, telephone or facsimile instruction. A certificate will be sent to the participant within two business days after receipt of the request. Alternatively, a participant may request its broker to electronically transfer the requested number of shares to their brokerage account for sale; any such request must be made through such participant’s broker.

Withdrawal, Transfers, and Gifts of Common Stock

Withdrawals and Transfers Outside the Plan.  A participant may withdraw shares of common stock credited to the participant’s plan account by so instructing the administrator in writing, by telephone or by facsimile or, if the participant will not be the record holder after withdrawal, by delivering written instructions, specifying the recipient’s name, address, Social Security number and telephone number and a stock assignment or stock power, with the participant’s signature guaranteed by a member of the Medallion Signature Guarantee program (a participating broker, bank, savings and loan association, etc.). If shares are to be sent to a broker, the participant must provide in writing the number of whole shares to be withdrawn, the broker’s name, business name, address, telephone number and the brokerage account number, if applicable. Certificates representing whole shares withdrawn from the plan will be mailed to the participant or designated recipient within two business days of receipt of a properly documented request. Withdrawal of shares of common stock does not affect reinvestment of cash dividends on the shares withdrawn unless:

•	the participant is no longer the record holder of the shares,

•	the participant specifically changes the level of reinvestment with respect to such shares, or

•	the participant terminates participation in the plan.

If the administrator receives a withdrawal request between the record date and the dividend payment date, the dividends on those shares will be reinvested on the investment date and newly purchased shares will be credited to the participant’s account. If the request for withdrawal does not include all shares in the participant’s account, the number of shares requested will be withdrawn within two business days after receipt of the request and sent to the designated recipient. Newly purchased shares will be retained in the account of the participant making the request. If the request for withdrawal covers all shares in the participant’s account, the withdrawal will be delayed until after the dividend payment date and all shares, including newly purchased shares, will be withdrawn within two business days after the investment date. All shares in the participant’s account will be sent to the designated recipient.

Gifts and Transfers of Common Stock Within the Plan.  If a participant wishes to transfer all or a part of the participant’s shares to a plan account for another person, whether by gift, private sale or otherwise, the participant may effect the transfer by giving transfer instructions, in writing, to the administrator. Transfers of less than all of the shares in the participant’s account must be made in whole share amounts. Requests for such transfers are subject to the same requirements applicable to transfers of common stock generally, including the requirement of a stock power with a Medallion Signature Guarantee. The transfer will be effected as soon as practicable following the administrator’s receipt of the required documentation. Gifts and transfers within the plan are subject to the same provisions as described above under “Withdrawals and Transfers Outside the Plan.”

The administrator will continue to hold under the plan shares that are transferred within the plan. If the transferee is not already a participant, a plan account will be opened in the name of the transferee, and the transferee will promptly receive an enrollment form to elect any applicable services offered through the plan. Until the transferee elects otherwise or the transferor specifically requests that the new account be enrolled in one or more of the plan’s options, the transferee’s account will be treated as having elected (i) to have shares held in safekeeping under the plan and (ii) to have 100% of cash dividends paid on such shares reinvested in our common stock. If the transferee is already a participant, the shares transferred will be treated as other shares already in the account of the transferee with respect to plan options.

As a result of the transfer, the transferor and the transferee will receive a statement confirming the transaction. The transferor may request that a holiday or all occasion gift certificate be provided, either to the transferor for personal delivery to the transferee or directly to the transferee, in connection with a transfer.

Reinvestment of Dividends on Remaining Shares

When a participant sells, withdraws or transfers a portion of the shares credited to the participant’s account, the number of shares credited to the account is reduced. For a participant who is reinvesting cash dividends paid on only a portion of the shares credited to the participant’s account, unless the participant gives specific instructions to the contrary, the reduction will first be made to shares for which partial reinvestment has been elected before it is made to shares for which full reinvestment has been elected.

Reports to Participants

The administrator will send each participant a quarterly statement of year-to-date activity showing the amount invested, purchase price, the number of shares purchased, deposited, sold, transferred and withdrawn, total shares accumulated and other information. The administrator will also send each participant a confirmation promptly after each cash investment, deposit, sale, withdrawal or transfer. Dividend reinvestments will not be individually confirmed, but rather will appear on the quarterly statement. Participants should retain statements and confirmations in their permanent records to establish the cost basis of shares purchased under the plan for income tax and other purposes.

The administrator will send each participant copies of all communications sent to holders of our common stock, including our annual report to shareholders, notice of our annual meeting, proxy statement and form of proxy, as well as federal tax reporting statements, if applicable, for reporting taxable income received from us.

The administrator will send all payments, notices, statements and reports to the participant’s address on the administrator’s records. It is therefore imperative that participants promptly notify the administrator of any change of address.

Certificates for Shares

The administrator will hold shares of our common stock purchased under, or deposited for safekeeping into, the plan and credited to participants’ accounts in an automated electronic record keeping system in the administrator’s name or the name of its nominee, as custodian. The number of shares, including fractional shares, held for each participant will be shown on each statement of account.

A participant may obtain a certificate for all or part of the whole shares held in the participant’s account at any time upon a written, telephone or facsimile request to the administrator. Requested certificates will be mailed, free of charge, to the participant within two business days after the administrator receives the request. The administrator will continue to hold any remaining whole or fractional shares in the participant’s account. A participant may request that shares of our common stock held in its account be electronically transferred to its brokerage account by authorizing its broker to do so; any such request must be made through such participant’s broker.

Shares held in a participant’s account cannot be pledged or assigned. A participant who wishes to pledge or assign any shares must request that they be withdrawn and issued to the participant in certificate form.

Certificates for fractional shares of our common stock will not be issued under any circumstances.

Termination of Participation

A participant may terminate participation in the plan at any time by notifying the administrator in writing, by telephone or by facsimile. As soon as practicable after receipt of notification, the administrator will mail the participant:

•	a certificate for all of the whole shares credited to the participant’s account,

•	any dividends and cash investments credited to the participant’s account, and

•	a check for the cash value of any fraction of a share of our common stock credited to the participant’s account.

A fraction of a share will be valued at the average of the high and low sales prices of our common stock reported on the New York Stock Exchange Composite Tape as published in The Wall Street Journal for the trading day preceding the date of termination.

Costs

We will pay all administrative costs and expenses of the plan. Participants will bear the cost of brokerage fees and commissions, related service charges and any applicable taxes incurred on all purchases and sales of our common stock on the open market. These costs will be included as adjustments to the purchase and sale prices. As of the date of this prospectus, shares of stock are being purchased directly from us. There are no brokerage fees and commissions or related service charges for shares of common stock purchased directly from us.

U.S. Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax consequences of participating in the plan. Tax consequences will vary among participants depending upon individual circumstances and state, local and foreign laws. Each participant should consult the participant’s own tax advisor regarding the tax consequences for the participant as a result of participating in the plan.

A participant will be required to include as income for U.S. federal income tax purposes the gross amount of all dividend payments on our common stock reinvested in our common stock as though the participant received the dividends in cash. In addition, a participant will be taxed on any brokerage commissions, fees or service charges that we pay for in connection with a purchase of our common stock for the participant under the plan.

To the extent distributions by us to our participants are treated as made from our current or accumulated earnings and profits, the distributions will be dividends taxable as ordinary income. The amount of any dividends in excess of earnings and profits will reduce a participant’s tax basis in our common stock with respect to which the dividend was received, and, to the extent in excess of basis, result in capital gain (provided such common stock is held as a capital asset by such participant).

As a general rule, a participant’s tax basis for shares of our common stock (or any fraction of a share) acquired under the plan will be equal to the cash value of dividends attributable to the purchase of the shares on the applicable purchase date, as adjusted for brokerage commissions, fees and service charges, if any. A participant’s tax basis in shares purchased with cash investments will be the cost of the shares plus any allocable brokerage commissions, fees and service charges, if any, on the applicable purchase date.

A participant will not realize any taxable income when the participant receives certificates for whole shares credited to an account under the plan. The participant will recognize gain or loss upon the sale of whole shares and upon the sale of any fractional share credited to the participant’s account under the plan. The gain or loss will be equal to the difference between the amount received for shares (or a fractional share) and the participant’s tax basis in such shares and will be capital gain or loss, provided such shares are held as a capital asset by such participant. Unless a participant makes a contrary election, we will report the tax basis of a participant’s shares held in the plan on an average basis which means that the tax basis of each share will equal the participant’s aggregate basis in all shares of identical stock held in the plan regardless of when such shares were acquired divided by the number of such shares for the account of such participant held in the plan. Shares of our common stock purchased under the plan will have a holding period beginning on the day after the applicable purchase date.

Under Internal Revenue Service backup withholding regulations, dividends reinvested under the plan may be subject to the withholding tax generally applicable to dividends unless the participant provides the administrator with the participant’s taxpayer identification number (in the case of individual taxpayers the taxpayer identification number is their Social Security number). Any amount so withheld will be treated as taxable income received by the participant and will be reflected on Form 1099-DIV mailed annually to all our investors, including plan participants.

Stock Splits, Stock Dividends, and Rights Offerings

Any shares or other noncash distributions, including stock splits, stock dividends, combinations, recapitalizations and similar events affecting our common stock, will be credited to a participant’s account on a pro-rata basis. In the event of a rights offering, a participant will receive rights based upon the total number of whole shares of our common stock credited to the participant’s account.

Voting of Proxies

Participants have the exclusive right to vote all whole shares credited to their plan accounts, either in person or by proxy, at any annual or special meeting of our shareholders. Fractions of shares cannot be voted. The administrator will forward to each participant all shareholder materials relating to shares credited to that participant’s account.

Limitation of Liability

Neither we nor the administrator nor any independent agent will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising from failure to terminate a participant’s account upon the participant’s death prior to receipt of notice in writing of such death, or with respect to the prices or times at which shares of our common stock are purchased or sold for participants, or fluctuations in the market value of our common stock.

Written Provisions of the Plan Controlling

With respect to any matter relating to the plan, including, without limitation, the timing and pricing of purchases and sales of our common stock for participants, the written provisions of the plan are controlling. Participants should not rely on any oral representations inconsistent with the written provisions of the plan. Neither we nor the administrator nor any independent agent will be liable for a participant’s reliance on oral statements inconsistent with the written provisions of the plan.

Interpretation and Regulation of the Plan

Our officers are authorized to take actions to carry out the plan consistent with the plan’s terms and conditions. We reserve the right to interpret and regulate the plan as we deem desirable or necessary in connection with the plan’s operations.

Change or Termination of the Plan

We may suspend, modify or terminate the plan at any time, in whole, in part or in respect of participants in one or more jurisdictions, without the approval of participants. Notice of suspension, modification or termination will be sent to all affected participants. Upon any whole or partial termination of the plan by us, each affected participant will receive:

•	a certificate or book-entry position on our stock transfer records for all of the whole shares credited to the participant’s account,

•	any dividends and cash investments credited to the participant’s account, and

•	a check for the cash value of any fraction of a share of our common stock credited to the participant’s account.

A fraction of a share will be valued at the average of the high and low sales prices of our common stock reported on the New York Stock Exchange Composite Tape as published in The Wall Street Journal for the trading day preceding the date of termination.

Termination of Participation by CenterPoint Energy

If a participant does not have at least one whole share of our common stock credited to the participant’s account, or does not own any shares of our common stock for which cash dividends are designated for reinvestment under the plan, we shall terminate the participant’s participation in the plan. Additionally, we may terminate, in our sole discretion, any participant’s participation in the plan after written notice mailed in advance to the participant’s address appearing on the records of the administrator. A participant whose participation has been terminated will receive:

•	a certificate or book-entry position on our stock transfer records for all of the whole shares credited to the participant’s account,

•	any dividends and cash investments credited to the participant’s account, and

•	a check for the cash value of any fraction of a share of our common stock credited to the participant’s account.

A fraction of a share will be valued at the average of the high and low sales prices of our common stock reported on the New York Stock Exchange Composite Tape as published in The Wall Street Journal for the trading day preceding the date of termination.

Plan of Distribution

We are offering shares of our common stock by this prospectus pursuant to the plan. The terms of the plan provide for the purchase of shares of our common stock directly from us or, at our option, by an independent agent on the open market. As of the date of this prospectus, shares of our common stock purchased for participants under the plan are being purchased directly from us. The plan provides that we may not change our determination regarding the source of purchases of shares more than once in any three-month period. We expect our primary consideration in determining the source of shares to be used for purchases under the plan will be our need to increase equity capital. If we do not need to raise funds externally or if financing needs are satisfied using non-equity sources of funds to maintain our targeted capital structure, shares of our common stock purchased for participants will be purchased in the open market, subject to the limitation on changing the source of shares of our common stock.

We will pay all administrative costs and expenses associated with the plan. Participants will bear the cost of brokerage commissions and fees, related service charges and any applicable taxes incurred on all purchases and sales made in the open market. These costs will be included as adjustments to purchase and sales prices. There are no brokerage fees and commissions or related service charges for shares of common stock purchased directly from us.

Description of Our Capital Stock

As of November 30, 2010, our authorized capital stock consisted of:

•	1,000,000,000 shares of common stock, par value $0.01 per share, of which 424,307,158 shares were outstanding, excluding 166 shares held as treasury stock, and

•	20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were outstanding.

Each share of our common stock offered by means of this prospectus includes an associated preferred stock purchase right. The shares of Series A preferred stock have been reserved for issuance upon exercise of the preferred stock purchase rights.

We have incorporated by reference the descriptions of our common stock and associated preferred stock purchase rights into this prospectus. Please read “Where You Can Find More Information.”

Experts

The consolidated financial statements and the related consolidated financial statement schedules, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Legal Matters

Certain legal matters in connection with our common stock offered hereby have been passed upon for us by Baker Botts L.L.P., Houston, Texas. Scott E. Rozzell, Esq., our Executive Vice President, General Counsel and Corporate Secretary, or Rufus S. Scott, our Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary, may pass upon other legal matters for us.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell shares of our common stock in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus.

CenterPoint Energy, Inc.

3,500,000 Shares

Common Stock

PROSPECTUS

Investor’s Choice Plan

December 31, 2010